UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2023

Blackstone Private Credit Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01358	84-7071531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 31st Floor New York, New York	10154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Certain Officers; Appointment of Certain Officers.

On August 2, 2023, the Board of Trustees (the “Board”) of Blackstone Private Credit Fund (the “Fund”) appointed Oran Ebel as the Chief Legal Officer and Secretary of the Fund effective as of the close of business on August 2, 2023. Mr. Ebel, born 1979, is Deputy General Counsel of Blackstone Credit and a Managing Director in Blackstone’s Legal & Compliance Group. Mr. Ebel oversees legal matters relating to Blackstone Credit’s business development companies, is responsible for legal matters relating to Blackstone Credit’s Private Credit investments and plays a key role overseeing other legal functions relating to Blackstone’s Credit business. Prior to joining Blackstone in 2013, Mr. Ebel was an associate in the Finance Group of Debevoise & Plimpton LLP in New York. Mr. Ebel received an A.B., cum laude, from Princeton University and a J.D., cum laude, from New York University School of Law. Mr. Ebel also serves as the Chief Legal Officer and Secretary of Blackstone Secured Lending Fund.

Mr. Ebel’s appointment coincides with the resignation, effective as of the close of business on August 2, 2023, of Marisa J. Beeney as the Chief Legal Officer and Secretary of the Fund. Ms. Beeney’s decision to resign was not the result of any disagreement relating to Blackstone or the Company’s operations, policies or practices. Ms. Beeney will continue in her role as General Counsel of Blackstone Credit.

There are no family relationships between Mr. Ebel and any director or executive officer of the Fund, and he is not a party to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On August 2, 2023, the Board adopted the Fourth Amended and Restated Declaration of Trust, which amends the Fund’s previously effective declaration of trust to update the Fund’s exclusive Delaware jurisdiction clause to state that it does not apply to claims, suits, actions or proceedings arising out of or relating to state securities laws or rules and regulations thereunder, in addition to federal securities laws or rules and regulations thereunder.

The Fourth Amended and Restated Declaration of Trust took immediate effect upon its approval.

The foregoing description is qualified in its entirety by reference to a copy of the Fourth Amended and Restated Declaration of Trust, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

August 2023 Distribution

On August 3, 2023, the Fund announced the increase of its regular monthly distribution from $0.2100 per share to $0.2200 per share, which represents a 10.6% annualized distribution yield (for Class I Common Shares1) based on the June 30, 2023 net asset value (“NAV”) per share of $24.86. The Board approved the increase in distribution, which will become effective for the August 2023 monthly distribution with the record date of August 31, 2023 and will be paid on or about September 27, 2023.

This announcement comes on the heels of the Fund’s recent regular monthly distribution increases from $0.1900 to $0.2100 per share for Class I Common Shares, announced on December 5, 2022, and from $0.1740 to $0.1900 per share for Class I Common Shares, announced on September 7, 2022.2 These recent regular monthly distribution increases are driven by the continued growth of the Fund’s earnings power, which is positively impacted by higher base interest rates and wider deal spreads. The Fund’s earnings power is supported by what we believe is the Fund’s quality portfolio that is 97% senior secured debt3 with an average loan-to-value (“LTV”) of 43%,4 providing ample cushion to protect principal.

With 98% of the Fund’s portfolio invested in floating rate debt,3 the Fund believes this creates an opportunity to increase regular distributions to more appropriately align with the Fund’s earnings power.

A copy of the Fund’s press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.1	Fourth Amended and Restated Declaration of Trust, dated as of August 2, 2023.

99.1	Press Release dated August 3, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

[1]

For Class S Common Shares, would represent an estimated net distribution of $0.2024 and an estimated 9.8% distribution yield. For Class D Common Shares, would represent an estimated net distribution of $0.2148 and an estimated 10.4% distribution yield.

[2]

For Class S and Class D Common Shares, an increase in the gross distribution per share from $0.1900 to $0.2100 was announced on December 5, 2022, and an increase in the gross distribution per share from $0.1740 to $0.1900 per share was announced on September 7, 2022.

[3]	As a percentage of the Fund’s investment portfolio excluding equity investments in joint ventures, which have similar portfolio composition and underlying qualities.
[4]

As of June 30, 2023. Includes all private debt investments for which fair value is determined by the Board in conjunction with an independent third-party valuation firm and excludes quoted assets, and may reflect a normalized or adjusted return. Average LTV represents the net ratio of LTV for each relevant portfolio company, weighted based on the fair value of total applicable private debt investments. LTV is calculated as the current total net debt through each respective loan tranche divided by the estimated enterprise value of the relevant portfolio company as of the most recent quarter end. See the Fund’s prospectus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date: August 3, 2023	By:	/s/ Jonathan Bock
	Name:	Jonathan Bock
	Title:	Co-Chief Executive Officer